Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
OMNIAMERICAN BANCORP, INC. REPORTS
SECOND QUARTER 2011 EARNINGS
Fort Worth, Texas — August 1, 2011 — OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, announced financial results today for the three and six month periods ended June 30, 2011. Second quarter 2011 net income of $1.2 million, or $0.11 per basic and diluted share, increased by $610,000, or 100.5%, over second quarter 2010 net income of $607,000, or $0.06 per basic and diluted share. Net income increased to $1.7 million, or $0.16 per share, for the six months ended June 30, 2011, compared to $1.1 million, or $0.10 per share for the six months ended June 30, 2010. The Company had average outstanding shares (basic) of 10,874,089 and 10,925,081 for the three and six month periods ended June 30, 2011 as compared with 10,966,170 and 10,961,409 for the three and six month periods ended June 30, 2010. For the second quarter of 2011, annualized returns on average assets and average equity were 0.36% and 2.43%, respectively, compared to 0.22% and 1.22% for the same period of 2010. Information at and for the three and six month periods ended June 30, 2011 is unaudited.
Net income for the second quarter of 2011 was positively affected by an $850,000 decrease in the provision for loan losses, primarily due to a decrease in net charge-offs, and a $830,000 increase in net interest income, primarily due to an increase in the average balance of interest-earning assets. Net income was negatively affected by a $476,000 increase in noninterest expense, primarily attributable to a $1.1 million increase in net loss on write-down of the values of other real estate owned properties, and a $298,000 decrease in noninterest income, related primarily to a decrease in insufficient funds fee income.
A share repurchase program was authorized by our Board of Directors during the first quarter of 2011, under which the Company may repurchase up to 595,125 shares of its common stock. As of June 30, 2011, 240,830 shares of common stock had been repurchased under this program at an average cost of $15.02 per share.
A share-based compensation program was authorized by our Board of Directors and approved by shareholders during the second quarter of 2011, under which the Company has indicated it may grant up to 1,190,250 options to purchase common stock and 476,100 restricted shares of common stock. As of June 30, 2011, 373,552 options to purchase common stock and 118,738 restricted shares of common stock had been granted under this program, which resulted in share-based compensation expense of approximately $43,000.

Financial Condition as of June 30, 2011 Compared with December 31, 2010
Total assets increased $219.6 million, or 19.8%, to $1.33 billion at June 30, 2011 from $1.11 billion at December 31, 2010. The increase resulted primarily from increases of $229.4 million in securities classified as available for sale and $10.5 million in other investments, partially offset by decreases of $11.9 million in cash and cash equivalents and of $3.7 million in other real estate owned.
Cash and cash equivalents decreased $11.9 million, or 48.4%, to $12.7 million at June 30, 2011 from $24.6 million at December 31, 2010. The decrease reflects $340.8 million in cash used to purchase securities classified as available for sale, $133.3 million used to originate loans, and $11.1 million in cash used to purchase other investments, partially offset by increases due to $211.0 million in cash received from Federal Home Loan Bank advances, $116.0 million received in proceeds from sales, principal repayments, and maturities of securities, $108.3 million from loan principal repayments, and $25.6 million in proceeds from the sale of loans during the six months ended June 30, 2011.
Securities available for sale increased $229.4 million, or 72.2%, to $547.2 million at June 30, 2011 from $317.8 million at December 31, 2010, primarily due to purchases of $340.8 million. Of this amount, purchases of $205.4 million related to a leveraging strategy we commenced in March 2011. This strategy is intended to enhance earnings by capitalizing on a favorable interest rate spread between mortgage-backed securities and laddered maturity advances from the Federal Home Loan Bank at a time when the relatively weak economy and our conservative underwriting practices does not enable us to obtain the same loan originations we would obtain in a stronger economy. The investments purchased as part of the investment strategy are relatively short-term fixed rate investments with an average term of 3.99 years. The increase in securities available for sale due to purchases was partially offset by sales of $71.8 million and principal repayments and maturities of $44.2 million.
Other investments increased $10.5 million, or 338.7%, to $13.6 million at June 30, 2011 from $3.1 million at December 31, 2010, primarily due to the purchase of additional Federal Home Loan Bank of Dallas stock of $9.4 million as a required investment associated with the $211.0 million increase in Federal Home Loan Bank advances.
Loans, net of the allowance for loan losses and deferred fees and discounts, decreased $107,000, or less than 1.0%, to $660.3 million at June 30, 2011 from $660.4 million at December 31, 2010. The decrease in loans includes a $10.2 million decrease in one- to four-family residential mortgage loans and a $4.4 million decrease in commercial business loans, substantially offset by a $7.6 million increase in real estate construction loans and an $8.0 million increase in automobile loans. We sold $18.9 million of one- to four-family residential mortgage loans, a $2.2 million commercial real estate loan, and a $4.3 million commercial business loan during the six months ended June 30, 2011. We continue to monitor the composition of our loan portfolio and seek to obtain a reasonable return while containing the potential for risk of loss.

Deposits decreased $5.6 million, or 0.7%, to $795.6 million at June 30, 2011 from $801.2 million at December 31, 2010. The decrease in deposits was primarily attributable to a decrease in certificates of deposits, partially offset by increases in checking and savings deposits. Certificates of deposit decreased $24.3 million, or 7.1%, to $318.7 million at June 30, 2011 from $343.0 million at December 31, 2010. The decrease in certificates of deposits resulted from rate sensitive customers whose certificates of deposit matured and were not renewed. Checking and savings deposits increased by $19.8 million, or 5.5%, to $377.2 million at June 30, 2011 from $357.4 million at December 31, 2010, reflecting our marketing efforts of these account products which included greater efforts to cross-sell these products to our borrowing customers.
Federal Home Loan Bank advances increased $211.0 million, or 514.6%, to $252.0 million at June 30, 2011 from $41.0 million at December 31, 2010, reflecting additional borrowings used to purchase available for sale securities as part of our leveraging strategy. Other secured borrowings also increased due to federal funds purchased of $10.9 million at June 30, 2011. At June 30, 2011 and December 31, 2010, other secured borrowings totaled $68.9 million and $58.0 million, respectively.
Stockholders’ equity was $201.3 million at June 30, 2011 compared to $198.6 million at December 31, 2010, reflecting an increase of $2.7 million, or 1.4%. The increase resulted primarily from a $4.2 million increase in accumulated other comprehensive income and $1.7 million of net income for the six months ended June 30, 2011, partially offset by a decrease due to open market purchases of 240,830 shares of our common stock at a cost of $3.6 million during the six months ended June 30, 2011.
Asset Quality as of June 30, 2011 Compared with December 31, 2010
Non-performing assets increased $789,000, or 3.3%, to $25.0 million, or 1.89% of total assets at June 30, 2011 from $24.3 million, or 2.19% of total assets, as of December 31, 2010. The increase in non-performing assets reflects an increase in nonaccrual loans of $4.3 million, partially offset by a net decrease of $3.7 million in other real estate owned primarily due to the sales of eight properties totaling $2.8 million and a $1.5 million write-down of nine properties to the current fair values less costs to sell, partially offset by the reclassification of three loans totaling $659,000 to other real estate owned.
Operating Results for the Three Months Ended June 30, 2011 Compared with the Three Months Ended June 30, 2010
Net income increased to $1.2 million, or $0.11 per share, for the three months ended June 30, 2011, compared to $607,000, or $0.06 per share for the three months ended June 30, 2010.
Net interest income increased by $830,000, or 8.3%, to $10.8 million for the quarter ended June 30, 2011 from $10.0 million for the quarter ended June 30, 2010, primarily due to an increase in total interest income and a decrease in total interest expense. Total interest income increased $730,000, or 5.4%, to $14.2 million for the quarter ended June 30, 2011 from $13.5 million for the quarter ended June 30, 2010, primarily due to a $203.6 million increase in the average balance of interest-earning assets (primarily investment securities), partially offset by a 62 basis point decrease in the average yield on interest-earning assets. Total interest expense decreased by $100,000, or 2.9%, to $3.4 million for the quarter ended June 30, 2011 from $3.5 million for the quarter ended June 30, 2010, primarily due to a 38 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $217.7 million increase in the average balance of interest-bearing liabilities.

The provision for loan losses decreased by $850,000, or 56.7%, to $600,000 for the quarter ended June 30, 2011 from $1.5 million for the quarter ended June 30, 2010. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed at each balance sheet date. The decrease in the provision for loan losses is deemed to be appropriate. Total loans decreased $20.5 million, or 3.0%, to $668.4 million at June 30, 2011 from $688.9 million at June 30, 2010. Net charge-offs decreased $1.4 million, to $792,000 for the three months ended June 30, 2011 from $2.1 million for the three months ended June 30, 2010. The allowance for loan losses was $8.6 million, or 1.29% of total loans receivable, at June 30, 2011, compared to $8.0 million, or 1.16% of total loans receivable, at June 30, 2010.
Noninterest income decreased by $298,000, or 8.5%, to $3.2 million for the quarter ended June 30, 2011 from $3.5 million for the quarter ended June 30, 2010, primarily due to a decrease in gains on sales of loans of $318,000, resulting primarily from the sale of a substandard commercial business loan at a loss of $212,000, and a decrease in service charges and other fees of $182,000, related primarily to a decline in insufficient funds fee income. These decreases were partially offset by a $240,000 increase in the cash surrender value of bank-owned life insurance resulting from the purchase of life insurance policies on certain key employees in November 2010.
Noninterest expense increased by $476,000, or 4.3%, to $11.6 million for the quarter ended June 30, 2011 from $11.1 million for the quarter ended June 30, 2010, primarily due to a $1.1 million increase in net loss on write-down of other real estate owned and a $294,000 increase in salaries and benefits expense, partially offset by a $345,000 decrease in professional and outside services expense and a $317,000 decrease in software and equipment maintenance. The increase in net loss on write-down of other real estate owned is primarily attributable to the write-down of seven properties to their current fair value less costs to sell during the quarter ended June 30, 2011. The increase in salaries and benefits expense is primarily due to higher health insurance expense, increase in lending staff, annual salary increases, and compensation costs related to the employee stock ownership plan. The decrease in professional and outside services expense related primarily to refunds received and a reduction in rates charged for services provided by our debit card vendor as a result of a contract renegotiation. The decrease in software and equipment maintenance expense resulted from a reduction in maintenance expenses related to ATMs following a contract renegotiation.
Operating Results for the Six Months Ended June 30, 2011 Compared with the Six Months Ended June 30, 2010
Net income increased to $1.7 million, or $0.16 per share, for the six months ended June 30, 2011, compared to $1.1 million, or $0.10 per share for the six months ended June 30, 2010. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. The earnings per share for the six months ended June 30, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

Net interest income increased by $749,000, or 3.8%, to $20.4 million for the six months ended June 30, 2011 from $19.6 million for the six months ended June 30, 2010, primarily due to a decrease in total interest expense and an increase in total interest income. Total interest expense decreased by $388,000, or 5.5%, to $6.6 million for the six months ended June 30, 2011 from $7.0 million for the six months ended June 30, 2010, primarily due to a 33 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $138.5 million increase in the average balance of interest-bearing liabilities. Total interest income increased $361,000, or 1.4%, to $27.0 million for the six months ended June 30, 2011 from $26.6 million for the six months ended June 30, 2010, primarily due to a $122.1 million increase in the average balance of interest-earning assets, partially offset by a 49 basis point decrease in the average yield on interest-earning assets.
The provision for loan losses decreased by $1.3 million, or 56.5%, to $1.0 million for the six months ended June 30, 2011 from $2.3 million for the six months ended June 30, 2010. The provision for loan losses is charged to operations to bring the allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed at each balance sheet date. The decrease in the provision for loan losses is deemed to be appropriate as credit quality trends have stabilized and the loan portfolio has decreased. Total loans decreased $20.5 million, or 3.0%, to $668.4 million at June 30, 2011 from $688.9 million at June 30, 2010. Net charge-offs decreased $1.3 million, to $1.3 million for the six months ended June 30, 2011 from $2.6 million for the six months ended June 30, 2010. The allowance for loan losses was $8.6 million, or 1.29% of total loans receivable, at June 30, 2011, compared to $8.0 million, or 1.16% of total loans receivable, at June 30, 2010.
Noninterest income decreased $373,000, or 5.6%, to $6.3 million for the six months ended June 30, 2011 from $6.7 million for the six months ended June 30, 2010, primarily due to a $442,000 decrease in gains on sales of loans and a $402,000 decline in service charges and other fees, primarily related to a decline in insufficient funds fee income. These decreases were partially offset by a $476,000 increase in the cash surrender value of bank-owned life insurance resulting from the purchase of life insurance policies on certain key employees in November 2010.
Noninterest expense increased $795,000, or 3.5%, to $23.3 million for the six months ended June 30, 2011 from $22.5 million for the six months ended June 30, 2010, primarily due to a $1.5 million increase in net loss on write-downs of other real estate owned and a $601,000 increase in salaries and employee benefits, partially offset by a $417,000 decrease in software and equipment maintenance expense, a $206,000 decrease in professional and outside services, and a $175,000 decrease in FDIC insurance expense. The increase in salaries and benefits expense is primarily due to higher health insurance expense, increase in lending staff, annual salary increases, and compensation costs related to the employee stock ownership plan, partially offset by decreases in commission and incentive expense. The increase in net loss on write-downs of other real estate owned is primarily attributable to the write-down of nine properties to their current fair value less costs to sell during the six months ended June 30, 2011. The decrease in software and equipment maintenance expense resulted primarily from a reduction in maintenance expenses related to ATMs following a contract renegotiation. The decrease in professional and outside services expense was primarily due to refunds received and reductions in rates charged for services provided by our debit card vendor as a result of a contract renegotiation. The decrease in the FDIC insurance assessment for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 was primarily attributable to a decrease in the general assessment rate applied to our insured deposits.

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp is traded under the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.33 billion in assets at June 30, 2011 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com
Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Franck Wall Street Reform and Consumer Protection Act and the elimination of the Office of Thrift Supervision as our primary regulator.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$12,700	$24,597
Investments:
Securities available for sale at fair value	547,242	317,806
Other	13,566	3,060
Loans held for sale	628	861

Loans, net of deferred fees and discounts	668,956	669,357
Less allowance for loan losses	(8,638)	(8,932)

Loans, net	660,318	660,425
Premises and equipment, net	45,960	47,665
Bank-owned life insurance	20,554	20,078
Other real estate owned	11,136	14,793
Mortgage servicing rights	1,361	1,242
Deferred tax asset, net	4,098	6,935
Accrued interest receivable	3,987	3,469
Other assets	6,514	7,488

Total assets	$1,328,064	$1,108,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$76,748	$74,583
Interest-bearing	718,829	726,575

Total deposits	795,577	801,158

Federal Home Loan Bank advances	252,000	41,000
Other secured borrowings	68,878	58,000
Accrued expenses and other liabilities	10,333	9,634

Total liabilities	1,126,788	909,792

Commitments and contingencies

Stockholders’ equity:
Common stock	117	119
Additional paid-in capital	111,996	115,470
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,951)	(9,141)
Retained earnings	93,948	92,212
Accumulated other comprehensive income (loss)	4,166	(33)

Total stockholders’ equity	201,276	198,627

Total liabilities and stockholders’ equity	$1,328,064	$1,108,419

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Interest income:
Loans, including fees	$9,785	$10,675	$19,890	$21,317
Securities — taxable	4,402	2,770	7,088	5,275
Securities — nontaxable	—	12	—	25

Total interest income	14,187	13,457	26,978	26,617

Interest expense:
Deposits	1,862	2,463	3,848	4,876
Borrowed funds	1,542	1,041	2,737	2,097

Total interest expense	3,404	3,504	6,585	6,973

Net interest income	10,783	9,953	20,393	19,644

Provision for loan losses	600	1,450	1,000	2,250

Net interest income after provision for loan losses	10,183	8,503	19,393	17,394

Noninterest income:
Service charges and other fees	2,485	2,667	4,767	5,169
Net gains on sales of securities available for sale	—	—	11	91
Net gains on sales of loans	10	328	183	625
Net gains on sales of repossessed assets	—	8	22	25
Commissions	190	186	369	321
Increase in cash surrender value of bank-owned life insurance	240	—	476	—
Other income	253	282	499	464

Total noninterest income	3,178	3,471	6,327	6,695

Noninterest expense:
Salaries and benefits	5,663	5,369	11,642	11,042
Software and equipment maintenance	521	838	1,207	1,625
Depreciation of furniture, software and equipment	737	793	1,498	1,591
FDIC insurance	398	342	673	848
Net loss on write-down of other real estate owned	1,109	10	1,512	19
Real estate owned expense	103	156	211	312
Service fees	126	182	249	398
Communications costs	250	200	464	472
Other operations expense	987	989	1,877	1,799
Occupancy	862	967	1,764	1,927
Professional and outside services	655	1,000	1,636	1,842
Net losses on disposition of premises and equipment	5	—	5	—
Loan servicing	82	68	217	128
Marketing	111	214	316	468

Total noninterest expense	11,609	11,128	23,271	22,471

Income before income tax expense	1,752	846	2,449	1,618
Income tax expense	535	239	713	478

Net income	$1,217	$607	$1,736	$1,140

Earnings per share:
Basic	$0.11	$0.06	$0.16	$0.10	(1)

Diluted	$0.11	$0.06	$0.16	$0.10	(1)

(1)	The Company completed its mutual to stock conversion on January 20, 2010. The earnings per share for the six months ended June 30, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	11,772,331	11,884,456	11,902,500	11,902,500	11,902,500
Less: Average unallocated ESOP shares	(898,242)	(907,764)	(917,286)	(926,808)	(936,330)

Basic average shares	10,874,089	10,976,692	10,985,214	10,975,692	10,966,170

Add: Dilutive effects of share-based compensation	163	—	—	—	—

Diluted average shares	10,874,252	10,976,692	10,985,214	10,975,692	10,966,170

Net income	$1,217	$519	$316	$202	$607

Basic earnings per share	$0.11	$0.05	$0.03	$0.02	$0.06
Diluted earnings per share	$0.11	$0.05	$0.03	$0.02	$0.06

Share data at period end:
Total shares issued	11,902,500	11,902,500	11,902,500	11,902,500	11,902,500
Less: Shares repurchased	(240,830)	(63,025)	—	—	—

Total shares outstanding	11,661,670	11,839,475	11,902,500	11,902,500	11,902,500

Performance Ratios:
Return on average assets (1)	0.36%	0.18%	0.11%	0.07%	0.22%
Return on average equity (1)	2.43%	1.04%	0.62%	0.40%	1.22%
Noninterest expense to average total assets (1)	3.47%	4.04%	3.93%	3.70%	3.99%
Efficiency ratio (2)	83.15%	91.40%	85.51%	78.33%	82.90%

Selected Balance Sheet Data:
Book value per share	$17.26	$16.76	$16.69	$16.91	$16.88
Equity to total assets	15.16%	14.86%	17.92%	17.88%	17.78%

Capital Ratios:
Total capital (to risk-weighted assets)	26.44%	26.56%	27.86%	28.01%	27.58%
Tier I capital (to risk-weighted assets)	25.57%	25.69%	26.93%	27.11%	26.59%
Tier I capital (to total assets)	14.49%	14.42%	17.40%	17.14%	17.10%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.89%	1.74%	2.19%	1.97%	1.30%
Non-performing loans to total loans	2.03%	1.41%	1.38%	1.62%	1.03%
Allowance for loan losses to non-performing loans	63.60%	94.29%	96.55%	84.48%	113.02%
Net charge-offs to average loans outstanding (1)	0.48%	0.30%	1.23%	0.85%	1.24%
Texas ratio (3)	11.23%	10.50%	11.34%	9.92%	6.95%

(1)	Ratios are annualized.

(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(3)	The Texas ratio is computed by dividing the sum of nonperforming assets and loans 90 days past due still accruing by the sum of tangible equity and the allowance for loan losses.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Average Balances:
Loans	$666,361	$665,652	$676,952	$680,668	$693,031
Securities	551,289	351,119	338,317	355,165	315,495
Other interest-earning assets	18,297	32,137	13,956	20,060	23,802

Total interest-earning assets	$1,235,947	$1,048,908	$1,029,225	$1,055,893	$1,032,328

Deposits:
Interest-bearing demand	80,161	75,769	$75,715	$74,994	$74,636
Savings and money market	322,567	311,276	309,325	304,026	296,786
Certificates of deposit	327,053	338,358	343,292	357,506	347,352
FHLB advances and other borrowings	320,698	145,827	106,783	111,531	114,000

Total interest-bearing liabilities	$1,050,479	$871,230	$835,115	$848,057	$832,774

Yields/Rates (1):
Loans	5.87%	6.07%	6.09%	6.29%	6.16%
Securities	3.19%	3.05%	2.80%	3.18%	3.51%
Other interest-earning assets	0.22%	0.16%	0.34%	0.30%	0.29%
Total interest earning assets	4.59%	4.88%	4.93%	5.13%	5.21%
Deposits:
Interest-bearing demand	0.20%	0.26%	0.26%	0.30%	0.39%
Savings and money market	0.30%	0.38%	0.49%	0.59%	0.71%
Certificates of deposit	1.93%	1.94%	2.02%	2.11%	2.15%
FHLB advances and other borrowings	1.92%	3.28%	4.45%	4.24%	3.65%
Total interest-bearing liabilities	1.30%	1.46%	1.61%	1.69%	1.68%

Other Data:
Net interest spread (2)	3.29%	3.42%	3.32%	3.44%	3.53%
Net interest margin (3)	3.49%	3.66%	3.63%	3.78%	3.86%

(1)	Annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.
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